As filed with the Securities and Exchange Commission on September 25, 1995
                                                            Registration No. 33-

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.  20549

                                  __________________

                                       FORM S-3
                                REGISTRATION STATEMENT
                                         Under
                              The Securities Act of 1933

                             INLAND STEEL INDUSTRIES, INC.
                                  __________________

                (Exact name of registrant as specified in its charter)

Delaware                                              36-3425828
(State of incorporation)               (I.R.S. Employer Identification Number)
                          30 West Monroe Street
                          Chicago, Illinois  60603
                              (312) 346-0300
              (Address, including zip code, and telephone number,
              including area code, of principal executive offices)
                             George A. Ranney, Jr.
                       Vice President and General Counsel
                            30 West Monroe Street
                           Chicago, Illinois  60603
                               (312) 899-3919
              (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                                 _________________
                                     Copies to:
                                  Robert E. Curley
                                Mayer, Brown & Platt
                              190 South LaSalle Street
                              Chicago, Illinois  60603
                                  ________________

      Approximate date of commencement of proposed sale to the public:
From time to time after the Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [x]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]____________________________________
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_____________________
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]


                            CALCULATION OF REGISTRATION FEE
===============================================================================
                                   Proposed         Proposed       Amount
Title of each                      maximum          maximum        of
class of              Amount       offering         aggregate      registration
securities to         to be        price per        offering       fee
be registered         registered   share (1)        price (1)
______________________________________________________________________________
Common Stock
($1.00 par value)
(including
preferred stock
purchase rights)..... 500,000      $23.75           $11,875,000    $4,094.83
                      shares
==============================================================================
(1)   Estimated solely for purposes of determining the registration fee, based on the average of the high and low sales prices on the New York Stock Exchange Composite Tape on September 21, 1995.
                                ______________________

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED SEPTEMBER 25, 1995
                                     500,000 Shares


                             Inland Steel Industries, Inc.


                                     Common Stock
                              (par value $1.00 per share)
                                ______________________


      The 500,000 shares (the "Shares") of Common Stock, par value $1.00 (the "Common Stock"), of Inland Steel Industries, Inc. (the "Company") offered hereby may be purchased pursuant to the exercise of transferable options and stock appreciation rights issued by the Company to participants in the Inland 1995 Incentive Stock Plan, the Inland 1992 Incentive Stock Plan, the Inland 1988 Incentive Stock Plan and the Inland 1984 Incentive Stock Plan and transferred by those participants. See "Plan of Distribution."

      On September 22, 1995, the last reported sale price of the Common Stock on the New York Stock Exchange was $23.625 per share.

      See "Risk Factors Related to the Steel Industry and the Company" beginning on page five for certain considerations relevant to an investment in the Common Stock.

                                   _________________


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

                                ______________________

                  The date of this Prospectus is September     , 1995


      No person is authorized in connection with any offering made hereby to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the Common Stock offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which it is unlawful to make such an offer or solicitation to such person. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                                   TABLE OF CONTENTS

                                   Page                                  Page
Available Information ............. 2       Use of Proceeds ............... 9
Incorporation by Reference ........ 3       Plan of Distribution ......... 10
The Company ....................... 4       Description of Capital
Risk Factors Related to the Steel               Stock and Voting Notes.... 21
  Industry and the Company ........ 5       Experts ...................... 26
                                            Validity of the Shares ....... 26


                          AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy material and other information concerning the Company can be inspected and copied at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy material and other information concerning the Company also may be inspected at the offices of the New York Stock Exchange, Inc. and the Chicago Stock Exchange, Incorporated.

      The Company has filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, with respect to the shares of Common Stock offered hereby. This prospectus ("Prospectus"), which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Statements made in this Prospectus as to the content of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                       INCORPORATION BY REFERENCE

      There is incorporated herein by reference the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994, as amended by Form 10-K/A dated June 22, 1995, and the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1995 and June 30, 1995 (SEC File No. 1-9117) as filed by the Company with the Commission pursuant to the Exchange Act. See "Description of Capital Stock and Voting Notes" herein for a current description of the Company's Common Stock. All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes any such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

      The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any of the foregoing documents incorporated herein by reference (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or telephone requests should be directed to Inland Steel Industries, Inc. at its principal executive offices, 30 West Monroe Street, Chicago, Illinois 60603, Attention: Secretary (telephone (312) 346-0300).

                               THE COMPANY

      The Company is the sole stockholder of Inland Steel Company and Inland Materials Distribution Group, Inc. ("Distribution"). Inland Steel Company is a fully integrated domestic steel company that produces and sells a wide range of steels, of which approximately 99% consists of carbon and high-strength low-alloy steel grades. It is also a participant in certain steel-finishing joint ventures. The two subsidiaries of Distribution are Joseph T. Ryerson & Son, Inc. ("Ryerson") and J.M. Tull Metals Company, Inc. ("Tull"), leading domestic steel service, distribution and materials processing organizations.

      Inland Steel Company manufactures basic steel products and is involved in related raw materials operations. It has the capability to produce six million tons of raw steel annually at its Indiana Harbor Works complex in East Chicago, Indiana. The two divisions of Inland Steel Company are Inland Steel Flat Products Company, which manages iron ore operations, conducts ironmaking operations, produces raw steel, and manufactures steel sheet, strip and plate and certain related semi-finished products for the automotive, appliance, office furniture, steel service center and electrical motor industries, and Inland Steel Bar Company, which manufactures and sells special quality steel bars and related semi-finished products for forgers, steel service centers, heavy equipment manufacturers, cold finishers, and the transportation industry.

      Distribution processes and markets carbon, stainless and alloy steels, aluminum, nickel, brass, copper, specialty metals and industrial plastics to manufacturers through 54 service center locations across the United States. Distribution's Ryerson subsidiary operates through three geographic divisions headquartered in Philadelphia, Chicago and Seattle.
In addition, the Ryerson Coil Processing Company division, headquartered in Chicago, performs high-quality processing for customers who traditionally buy large quantities of carbon sheet steel. Based in Norcross, Georgia, Tull and its AFCO Metals, Inc. subsidiary operate primarily across the Southeast.

      Inland Steel Company and Nippon Steel Corporation ("NSC") operate, through joint ventures, two steel-finishing facilities near New Carlisle, Indiana. The total cost of these facilities was approximately $1.1 billion. I/N Tek, owned 60% by a subsidiary of Inland Steel Company and 40% by a subsidiary of NSC, operates a cold-rolling mill. I/N Kote, owned equally by subsidiaries of Inland Steel Company and NSC, operates two galvanizing lines.

      The address of the principal executive offices of the Company is 30 West Monroe Street, Chicago, Illinois 60603, and the telephone number of the Company is (312) 346-0300.

       RISK FACTORS RELATED TO THE STEEL INDUSTRY AND THE COMPANY

      The following factors, together with the other information contained or incorporated by reference in this Prospectus, should be taken into account by prospective purchasers of the Common Stock.

Domestic Steel Industry

  Highly Cyclical Industry

   The cyclical nature of the domestic steel industry was demonstrated in the past decade. The first part of the decade saw significant restructuring and reductions in industry capacity, continuing significant losses and bankruptcies, as well as the impact of a strong dollar, which generally disadvantaged domestic steel producers and their exporting customers. This was followed by record-high industry profits in 1988 and the 1990-91 downturn in the economy, including a dramatic decline in steel industry financial performance. Beginning in 1993, there has been an increase in demand for steel and somewhat higher prices.

  Potential Excess Industry Capacity and Price Sensitivity

   Steel consumption in the United States has not grown with the overall economy over the last decade. While domestic steel producers have taken actions to scale back their operations through corporate reorganizations, through the shut-down of older facilities, or as a result of bankruptcy proceedings, there had existed over the past several years and until recently, taking into account imports, significant excess capacity in the United States. Furthermore, while integrated steel producers, including Inland Steel Company, have reduced their total production capacity, capacity has been increased by most integrated producers in certain higher value-added product lines. With further increases currently underway, significant overcapacity could arise in these product lines at various times during the business cycle, particularly in coated steel products.

   Overcapacity would likely directly impact prices for steel products. Given the high fixed cost of steel production, the financial performance of the major integrated steel producers is substantially affected by relatively small variations in the prices of their products.

  Competition

   The domestic steel market is highly competitive. Major integrated producers, including Inland Steel Company, face competition from a variety of sources.

   Imports.   Domestic steel producers face significant competition from foreign producers and have been adversely affected by imports. Imports of steel mill products accounted for approximately 24.7% of the domestic market in 1994, below the 1984 peak of 26.4%, but up from 18.7% in 1993. A significant portion of the increase was attributable to the import of semi-finished steel mill products. Many foreign steel producers are owned, controlled or subsidized by their governments. Decisions by these foreign producers with respect to production and sales may be influenced to a greater degree by political and economic policy considerations than by prevailing market conditions. Certain foreign producers of steel and products made of steel have continued to ship into the United States market despite decreased profit margins or losses experienced by such producers.

   ITC Rulings.   In 1992, unfair trade petitions were filed against foreign producers of bar, rod and flat-rolled steel products. During 1993, the International Trade Commission ("ITC") upheld final subsidy and dumping margins on essentially all of the bar and rod products and about half of the flat-rolled products, in each case based on the tonnage of the products against which claims were brought. Certain domestic producers filed formal appeals of the ITC decisions in the U.S. Court of International Trade ("CIT") or similar jurisdictional bodies in certain of the trade cases, and foreign producers appealed certain of the findings against them. The CIT sustained the ITC in the cases brought before it. It is not certain how the ITC actions will affect imports of steel products into the United States or the price of such steel products.

   GATT Agreements.   The General Agreement on Tariffs and Trade ("GATT") has
been ratified by the U.S. Congress. Legislation to implement GATT was enacted into Federal law in December 1994 and the related Uruguay Round agreements went into effect on January 1, 1995. The key provisions applicable to domestic steel producers include an agreement to eliminate steel tariffs in major industrial markets, including the United States, and agreements regarding various subsidy and dumping practices as well as dispute settlement procedures. The elimination of tariffs on imported steel products and the other changes implemented under such legislation and agreements could potentially have a material adverse impact on sales by domestic steel producers.

   Mini-mills.   Mini-mills provide significant competition in certain
product lines, principally structural shapes, bars and rods. Mini-mills are relatively efficient, low-cost producers that produce steel principally from scrap in electric furnaces, and at this time generally have lower capital, overhead, employment and environmental costs than the integrated steel producers, including Inland Steel Company. Mini-mills have been adding capacity and expanding their product lines in recent years to include larger-size structural products and certain flat-rolled products, including coated products. Thin-slab casting technologies have allowed mini-mills to enter certain sheet markets which have traditionally been supplied by integrated producers. Such plants are in operation in the United States and plans have been announced for additional thin-slab mini-mill plants.

   Reorganized/Reconstituted Mills. The intensely competitive conditions within the domestic steel industry have been aggravated by the bankruptcy filings of a number of steel producers. These reorganized producers, along with mills which have been sold by integrated steel producers to new owners, often operate with lower cost structures, particularly with regard to labor expenses. Bankruptcy filings and sales of facilities also tend to promote the continued operation, modernization and upgrading of marginal facilities, perpetuating overcapacity in certain industry product lines.

   Steel Substitutes.   In the case of many steel products, there is
substantial competition from manufacturers of products other than steel, including plastics, aluminum, ceramics, glass and concrete.

  Significant Cost Of Environmental Regulation

   Domestic steel producers, including the Company, are subject to environmental laws and regulations concerning emissions into the air, discharges into ground water and waterways, and the generation, handling, labeling, storage, transportation, treatment and disposal of waste material. These include various Federal statutes regulating the discharge or release of pollutants to the environment, including the Clean Air Act, Clean Water Act, Resource Conservation and Recovery Act, Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA," also known as "Superfund"), Safe Drinking Water Act, and Toxic Substances Control Act, as well as state and local requirements. Violations of these laws and regulations can give rise to a variety of civil, administrative, and, in some cases, criminal actions and could also result in substantial liabilities or require substantial capital expenditures. In addition, under CERCLA the United States Environmental Protection Agency (the "EPA") has authority to impose liability for site remediation on waste generators, past and present site owners and operators, and transporters, regardless of fault or the legality of the original disposal activity. Liability under CERCLA is strict, joint and several. The costs of environmental compliance may place domestic steel producers at a competitive disadvantage with respect to foreign steel producers, which are not subject to environmental requirements as stringent as those in the United States, and producers of materials that compete with steel, which may not be required to assume equivalent costs in their operations.


The Company

  Losses

   Although the Company returned to profitability in 1994, the Company sustained net losses in five of the past ten years, including a $37.6 million net loss in 1993, a $815.6 million net loss in 1992 (including a $656 million charge related to the adoption of FASB Statement No. 106), and a $275.1 million net loss in 1991.

  Cash Flow, Leverage and Liquidity

   Cash Outflows Before Financing Activities. Although the Company's cash flow before financing activities, such as sale of securities, retirement of debt and payment of preferred dividends, has been positive since 1993, for the years 1992 and 1991, such cash flow was negative $64.0 million and negative $126.2 million, respectively.

   Highly Leveraged.   The Company is highly leveraged and its debt
obligations are rated less than "investment grade" by the major rating agencies. This contributed to the Company's paying higher interest rates, being subject to more burdensome and restrictive financial covenants, and experiencing greater limitations on credit availability.

   Limited Financial Flexibility.   Although the Company may incur additional
debt at this time, the First Mortgage Indenture of Inland Steel Company, the indenture related to the Company's $150 million principal amount of 12.75% Notes due December 15, 2002 (the "12.75% Notes"), and documents governing borrowings by the Company's subsidiaries, limit the Company's ability to borrow funds and its financial flexibility.

  Dependence on Transportation Industry

   Demand for the Company's products is affected by, among other things, the relative strength or weakness of the transportation industry, primarily the automotive industry. In 1994, Inland Steel Company shipments of its product to the transportation market, including automotive, approximated 32% of total tonnage of steel shipments. This dependence on the transportation industry is expected to grow modestly in the future. The Materials Distribution segment ships approximately 10% of its product to transportation equipment producers. Sales to General Motors Corporation accounted for approximately 7% of consolidated net sales in each of 1994, 1993 and 1992.

  Dependence on Third Parties for Coke Requirements

   The last of Inland Steel Company's cokemaking facilities was permanently shut down by year-end 1993. All coke battery closures were necessitated by the inability of the facilities to meet environmental regulations and by their deteriorating condition and performance. Inland Steel Company has entered into a long-term contract to satisfy the majority of its coke needs. The contract contains a provision whereby coke prices to Inland
Steel Company are adjusted annually based on market factors. In addition, PCI Associates (in which a subsidiary of Inland Steel Company holds a 50% interest) has constructed and is operating a pulverized coal injection facility that reduces Inland Steel Company's coke needs by approximately 25%.

Reliance on Key Manufacturing Equipment

   The Company's integrated steel manufacturing processes are dependent upon certain critical pieces of steelmaking equipment, such as the No. 7 Blast Furnace, the two basic oxygen furnace shops, the continuous casters, and the 80-inch Hot Strip Mill, each of which on occasion has been out of service as the result of an unexpected equipment failure. Such interruptions in the Company's production capabilities could result in fluctuations in the Company's sales and income. The Company believes that it maintains adequate property damage insurance to provide for reconstruction of damaged equipment, as well as business interruption insurance to mitigate losses resulting from any production shutdown caused by an unexpected equipment failure. To date the Company has not experienced an equipment failure that has resulted in the complete shutdown of its steelmaking or finishing operations for a significant period of time. However, no assurance can be given that a material shutdown will not occur in the future or that such a shutdown would not have a material adverse effect on the Company.

  Obligation to Sell Steel to I/N Kote Without Regard to Price

   Inland Steel Company is obligated to sell cold-rolled steel to the unconsolidated I/N Kote joint venture and to make such sales at a price which is determined pursuant to the terms of the joint venture agreement. The Company's return on this venture is largely dependent on the price of cold-rolled steel sold to I/N Kote. The price received by Inland Steel Company is a function of I/N Kote's sales revenue, operating costs, debt service, and nominal return on partners' equity, with certain adjustments based upon I/N Kote's operating rate and revenue comparisons between Inland Steel Company and I/N Kote. As a result, in 1993, Inland Steel Company sold cold-rolled steel to I/N Kote at prices that approximated its costs of production. In 1994 and in the first six months of 1995 such prices exceeded production costs but were still less than the market prices of cold-rolled steel products. There is no assurance that Inland Steel Company will receive higher prices for cold-rolled steel sold to I/N Kote in the future. Sales of cold-rolled steel to I/N Kote totalled 737,000 tons in 1994.

  Pension and Other Postretirement Benefits

   The Company provides pension, health care and life insurance benefits to its eligible employees and retirees. Pension benefits are provided to substantially all employees under a trusteed non-contributory plan. The pension benefits are funded through a pension trust while health care and life insurance benefits for active and retired employees are paid as incurred.

   Pension Liabilities.   Under Generally Accepted Accounting Principles
("GAAP"), the Company's $1.65 billion Pension Plan had unfunded liabilities of $87 million at year-end 1994. On an annualized basis, individual yearly returns earned in the Pension Plan have been volatile, with the plan earning less than 1% in 1994, compared with an average annual return over the last ten years of approximately 12%. In 1994, for the first time since 1985, the Company recorded a pension cost rather than a credit. The projected benefit obligation of the Pension Plan, calculated in accordance with Financial Accounting Standards Board ("FASB") Statement No. 87, decreased in 1994 from 1993. However, pension reform legislation contained in GATT may accelerate funding requirements of the Company. In May 1995, the Company contributed 3,946,385 shares of its Common Stock, valued at approximately $100 million, to its Pension Plan in order to address future funding requirements.

   Liabilities for Benefits Other Than Pensions Are Unfunded.   Liabilities
for health care and life insurance benefits are not funded. The unfunded benefits liability reflected on the balance sheet of the Company as of December 31, 1994 was approximately $1.2 billion. The unfunded liability will continue to grow as long as accrual-basis costs exceed cash benefit payments.

  Financial Commitments for Environmental Compliance

   The U.S. District Court for the Northern District of Indiana entered a consent decree in June 1993 confirming the agreement between Inland Steel Company and the EPA on all matters raised by a lawsuit filed by the EPA in 1990. The consent decree included a $3.5 million cash fine, an obligation to undertake environmentally beneficial projects at the Indiana Harbor Works through 1997 costing approximately $7 million, and sediment remediation of portions of the Indiana Harbor Ship Canal and Indiana Harbor Turning Basin estimated to cost approximately $19 million over the next several years. The consent decree also requires the Company, among other things, to assess the extent of environmental contamination at Inland Steel Company's Indiana Harbor Works, to evaluate corrective measures and to implement such measures. The Company is presently assessing the extent of environmental contamination. The Company anticipates that this assessment will cost approximately $1 million to $2 million per year and will take another three to five years to complete. Because neither the nature and extent of the contamination nor the associated corrective actions can be determined until the assessment of environmental contamination and evaluation of corrective measures is completed, the Company cannot presently reasonably estimate the costs of or the time required to complete such corrective actions. Such corrective actions may, however, require significant expenditures over the next several years that may be material to the results of operations or financial position of the Company. Insurance coverage with respect to such corrective actions is not significant.

   Environmental projects authorized and presently under consideration, including those designed to comply with the 1990 Clean Air Act Amendments, but excluding any amounts that may be required under the settlement of the 1990 EPA lawsuit, will require capital expenditures of approximately $24 million in 1995. It is anticipated that the Company will make annual capital expenditures of $5 million to $10 million in each of the four years following. In addition, the Company will have ongoing annual expenditures of $40 million to $50 million for the operation of air and water pollution control facilities to comply with current Federal, state and local laws and regulations. Due to the inability to predict the costs of corrective action that may be required under the U.S. Resource Conservation and Recovery Act and the consent decree settling the 1990 EPA lawsuit, the Company cannot predict the amount of additional environmental expenditures that will be required.

  Common Stock Buyback Commitment

   In connection with the sale of the Series F Exchangeable Preferred Stock (the "Series F Preferred Stock") to a subsidiary of NSC in December 1989, the Company agreed to repurchase $185 million of its Common Stock. The remaining repurchase commitment of $37.9 million as of December 31, 1994 is reflected as "temporary equity" on the Company's balance sheet. The
Company has exchanged the Series F Preferred Stock for a 10.23% Subordinated Voting Note. See "Description of Capital Stock and Voting Note -- Exchange Note."

  Recent Absence of Common Stock Dividends

   The Board of Directors discontinued the quarterly Common Stock cash dividend beginning in the second quarter of 1991 and in March 1995 reinstituted a quarterly dividend on Common Stock of $.05 per share. The payment of any future dividends on the Common Stock and the amount thereof will be determined by the Board of Directors in light of earnings, the financial condition of the Company, and other relevant factors. Certain covenants in the indenture related to the 12.75% Notes further limit the Company's ability to pay cash dividends on Common Stock. See "Description of Capital Stock and Voting Notes-Common Stock-Dividend Limitations."


                             USE OF PROCEEDS

   The amount of the proceeds to be received upon exercise of the transferable options to which this Prospectus relates will depend upon the exercise prices of the options and the extent to which they are exercised. Expenses of the offering will be minimal. The proceeds from the sale of the Common Stock will be used for general corporate purposes.

                          PLAN OF DISTRIBUTION

   The shares of Common Stock of the Company covered by this Prospectus are being offered by the Company to transferees of transferable options granted to the officers and certain other key employees of the Company and certain of its subsidiaries pursuant to the Inland 1995 Incentive Stock Plan (the "1995 Plan"), the Inland 1992 Incentive Stock Plan (the "1992 Plan"), the Inland 1988 Incentive Stock Plan (the "1988 Plan"), and the Inland 1984 Incentive Stock Plan (the "1984 Plan"), collectively the "Plans". Each of the Plans is described below.

Inland 1995 Incentive Stock Plan

   The Inland 1995 Incentive Stock Plan was adopted by the Board of Directors of the Company on January 25, 1995 and was approved by the stockholders of the Company and became effective on May 24, 1995. The 1995 Plan will continue in effect until terminated by the Board of Directors. As of September 13, 1995, 457,600 shares were subject to outstanding options under the 1995 Plan.

   The purpose of the 1995 Plan is to attract and retain outstanding individuals as officers and key employees of the Company and its subsidiaries (which term includes partnerships, joint ventures or other business entities in which the Company owns or controls, directly or indirectly, a 50% or greater interest (a "Subsidiary")), and to furnish incentives to such individuals through rewards based upon the ownership and performance of the Common Stock of the Company. To this end, the Committee (hereinafter defined) may grant stock options, stock appreciation rights, restricted stock awards and performance awards, or combinations thereof, to such officers and key employees.

   The 1995 Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company. Each member of the Committee is a director of the Company. The mailing address of each member of the Committee is the same as the address of the Company. No member of the Committee shall be eligible to receive any grant, or shall have been eligible to receive any grant for at least one year prior to becoming a member, under the 1995 Plan or any other discretionary stock option, stock appreciation rights or other incentive stock plan for employees of the Company or any Subsidiary of the Company. Members of the Committee are elected annually, and are subject to removal, by the Board of Directors of the Company.

   Subject to the provisions of the 1995 Plan, the Committee has authority
(i) to determine which employees of the Company and its Subsidiaries shall be eligible for participation in the 1995 Plan; (ii) to select employees to receive grants under the 1995 Plan; (iii) to determine the form of grant, whether as a stock option, stock appreciation right, restricted stock award, performance award, or a combination thereof, the number of shares or units subject to the grant, the time and conditions of exercise or vesting, the fair market value of the Common Stock of the Company for purposes of the 1995 Plan, and all other terms and conditions of any grant; (iv) to accelerate the time of exercise or vesting of any grant; and (v) to prescribe the form of agreement, certificate or other instrument evidencing the grant. The Committee also has authority to interpret the 1995 Plan and to establish, amend and rescind rules and regulations for the administration of the 1995 Plan. No person has the right under the 1995 Plan or pursuant to any contract in connection therewith to create a lien on any securities or other property held under such Plan.

   The 1995 Plan provides that the maximum number of shares of Common Stock which may be issued pursuant to all grants thereunder may not exceed, subject to adjustment as described below, 2,000,000 plus the number of shares that remain available for future grants and awards under the 1992 Plan.

  General Description

   Participants in the 1995 Plan shall consist of such officers and other key employees of the Company and its Subsidiaries as the Committee may select from time to time. The Committee selected approximately 200 to 300 individuals annually to participate in the 1992 Plan (described below), and anticipates that similar numbers of individuals will be selected to participate in the 1995 Plan. In the discretion of the Committee, such participants may receive stock options, stock appreciation rights, restricted stock awards or performance awards, either singly or in combination. The form and amount of any grant or award, whether measured by shares of Common Stock or otherwise, as well as the time and conditions of exercise or vesting and any acceleration of the time of exercise or vesting, are subject to the discretion of the Committee, provided that no more than 700,000 shares may be issued pursuant to restricted stock awards and performance awards under the 1995 Plan. Shares to be issued under the 1995 Plan may be authorized and unissued shares of Common Stock, treasury Common Stock, or any combination thereof. Except to the extent otherwise determined by the Committee, any shares subject to a grant or award which terminates by expiration, cancellation or otherwise without the issuance of such shares (including shares underlying a stock appreciation right exercised for stock, to the extent that such underlying shares are not issued) or which is settled in cash (to the extent so settled) or, in the case of a restricted stock award, without vesting, shall again be available for future grants under the 1995 Plan.

   The Internal Revenue Code of 1986, as amended (the "Code"), places limitations on the deductibility, for Federal income tax purposes, of annual compensation paid to certain executive officers generally designated as the five most highly compensated officers of the Company on the last day of the fiscal year of determination (the "Named Executive Officers"). In order to permit certain grants and awards under the 1995 Plan to be deductible for Federal income tax purposes, the 1995 Plan limits, except in the case of awards which by their terms are not intended to comply with such Code limitations, the maximum number of shares that may be granted or awarded under the 1995 Plan in any fiscal year of the Company to any participant under the 1995 Plan to 300,000 and the maximum aggregate cash payout that may be made under the 1995 Plan in any fiscal year of the Company to a Named Executive Officer to $1,000,000.

   The Board of Directors may amend the 1995 Plan in any respect, or terminate the 1995 Plan at any time, provided that no amendment may be made without stockholder approval which would increase the maximum number of shares available for issuance pursuant to grants under the 1995 Plan. In addition, no amendment or termination may impair the rights of any participant under any award or grant previously granted under the 1995 Plan without the consent of the participant, unless required by law.

   The maximum number of shares issuable under the 1995 Plan and the number, class and/or price of shares or other consideration subject to any outstanding stock option, stock appreciation right, restricted stock award or performance award may be appropriately adjusted in accordance with the 1995 Plan by the Committee in the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as a merger, consolidation, or separation, including a spin-off, or other distribution of stock or property of the Company or its Subsidiaries (other than normal cash dividends), and any reorganization or partial or complete liquidation of the Company or its Subsidiaries.

   In the event that a "Change in Control" of the Company, as defined in the 1995 Plan, occurs, then, with certain exceptions, (1) the value of all outstanding stock options, stock appreciation rights and restricted stock awards (whether or not then fully exercisable or vested) shall be cashed out as of the date the "Change in Control" occurs pursuant to the method specified in the 1995 Plan (except that stock options or stock appreciation rights then outstanding for less than six months shall not be cashed out until six months after their date of grant, and except that the Committee may provide for the immediate vesting instead of the cashing out of restricted stock awards in such circumstances as it deems appropriate); and
(2) all outstanding performance awards shall be cashed out as determined by the Committee.

   In order to exercise a stock option or stock appreciation right, a written notice of intent to exercise such stock option or stock appreciation right with respect to a specified number of shares must be delivered, or mailed by postpaid registered mail, to the Treasurer of the Company at 30 West Monroe Street, Chicago, Illinois 60603. Such written notice of intent to exercise must be accompanied by contemporaneous payment of the option purchase price of such number of shares, except as the Committee may allow in connection with the cashless exercise of options or exercise of options by other means that the Committee determines to be consistent with the 1995 Plan's purpose and applicable law. The Committee has authorized the Treasurer of the Company to designate one or more securities brokers, in connection with cashless exercises of stock options, to provide the option exercise price to the Company on behalf of a participant at a settlement date subsequent to the option exercise date, rather than require such payment on the date of exercise. The Treasurer has designated one such securities broker and has provided for the previous circulation of information to participants on such program.

   The Company is entitled to deduct from any payment under the 1995 Plan the amount of any tax required by law to be withheld with respect to such payment or may require any participant to pay such amount to the Company prior to and as a condition of making such payment. The Committee, in its discretion and subject to such rules as it may adopt from time to time, may permit a participant to elect to have the Company withhold from any payment under the 1995 Plan (or to have the Company accept from the participant) for tax withholding purposes shares of Common Stock of the Company valued at their fair market value, but in no event shall the fair market value of the number of shares so withheld (or accepted) exceed the amount necessary to meet the maximum Federal, state and local marginal tax rates then in effect that are applicable to the participant and to the particular transaction.

   An optionee or holder of a stock appreciation right or performance award, as such, has no rights of a stockholder of the Company until the date of issuance of a stock certificate to such person pursuant to such stock option, right or award. Upon such issuance, he or she shall have, with respect to the number of shares of Common Stock issued, all rights of a stockholder of record from the date of such issuance.

   Nothing contained in the 1995 Plan is to be deemed to confer upon any employee any right of continued employment with the Company or any of its Subsidiaries or to limit or diminish in any way the right of the Company or any such Subsidiary to terminate such employee's employment at any time with or without cause. In addition, neither the adoption of the 1995 Plan nor any action of the Board of Directors of the Company or of the Committee is to be deemed to give any employee any right to be selected as a participant or to be granted a stock option, stock appreciation right, restricted stock award or performance award under the 1995 Plan.

   Except as permitted by the Committee, no stock option, stock appreciation right, restricted stock award or performance award shall be transferable except by will or the laws of descent and distribution, and, during the holder's lifetime, stock options and stock appreciation rights shall be exercisable only by, and shares subject to restricted stock awards and payments pursuant to performance awards shall be delivered or made only to, such holder or such holder's duly appointed legal representative. The Committee has adopted rules permitting participants (subject in each case to the Company's rights to impose reasonable requirements on such transfers regarding administration and compliance with applicable laws, including the limitations of Section 16(b) of the Exchange Act) to transfer grants and awards: (1) to a spouse or descendant of the participant; (2) to a trust for the benefit of the option holder, his or her spouse or descendants; or
(3) as a charitable contribution.   This Prospectus relates to the exercise
of options or stock appreciation rights by any such transferees.

  Stock Options

   Options to purchase shares of Common Stock, including incentive stock options within the meaning of Section 422 of the Code may be granted under the 1995 Plan. Each grant of an option under the 1995 Plan may designate whether the option is intended to be an incentive stock option or a "nonqualified" stock option. Any option not so designated shall be deemed to be a "nonqualified" stock option. The Committee will determine the number of shares subject to each stock option and the time of exercise. No option, however, shall be exercisable less than six months or more than ten years after the date of grant. The per share option price shall not be less than the greater of par value or 100% of the fair market value of a share of Common Stock at the date of grant. Upon exercise, the option price may be paid in cash or (unless otherwise prohibited by the Committee) in shares of Common Stock of the Company having a fair market value equal to the option price, provided that such shares have been held for at least six months prior to their tender to pay the option price, or in a combination thereof. The Committee may also allow the cashless exercise of options by holders thereof, as permitted under regulations promulgated by the Board of Governors of the Federal Reserve System, subject to any applicable restrictions necessary to comply with rules adopted by the Securities and Exchange Commission, and the exercise of options by holders thereof by any other means that the Committee determines to be consistent with the 1995 Plan's purpose and applicable law.

   To the extent that the aggregate fair market value (determined as of the time the option is granted) of the Common Stock of the Company with respect to which incentive stock options are exercisable for the first time by an employee during any calendar year (under the 1995 Plan or any other plan of the Company or any of its Subsidiaries) exceeds $100,000, the options will not be treated as incentive stock options.

   If an optionee ceases to be employed by the Company or any of its Subsidiaries by reason of (i) death, (ii) physical or mental incapacity,
(iii) retirement on or after the normal retirement date provided for in and pursuant to any pension plan of the Company or any Subsidiary of the Company in effect at the time of such retirement, or (iv) early retirement (with the consent of the Committee) provided for in and pursuant to any such pension plan, any option held by such optionee may be exercised, with respect to all or any part of the Common Stock of the Company as to which such option was not theretofore exercised (whether or not such option was otherwise then exercisable), for such period from and after the date of cessation of employment (not extending, however, beyond the date of expiration of such option) as the Committee may determine at the time of the grant or at any time thereafter. If an optionee ceases to be employed by the Company or any of its Subsidiaries for any reason other than a reason set forth in the immediately preceding sentence, any option granted to such optionee may be exercised for a period ending on the 30th day following the date of such cessation of employment or the date of expiration of such option, whichever first occurs, but only with respect to that number of shares of Common Stock for which such option was exercisable immediately prior to the date of cessation of employment, except as otherwise determined by the Committee at the time of grant or at any time thereafter. The transfer of an employee from the Company to a Subsidiary or from a Subsidiary to the Company or another Subsidiary of the Company shall not constitute a termination of employment or an interruption of continuous employment for the purposes of the 1995 Plan.

   The agreement or instrument evidencing the grant of an option may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Committee in its discretion.

  Stock Appreciation Rights

   Stock appreciation rights may be granted under the 1995 Plan in tandem with a related stock option or may be granted independently of any stock option. Rights granted in tandem with or by reference to a related stock option shall be exercisable only to the extent that the related stock option is exercisable, provided that except in certain limited circumstances no such right shall be exercisable prior to the expiration of six months from the date of grant. The Committee will determine the manner and time of exercise of rights granted independently of a stock option, but no such right shall be exercisable less than six months or more than ten years after the date of grant. In the case of a right granted in tandem with a related stock option, the grantee may elect to exercise the stock option or the right (but not both) as to the shares subject to the stock option and the right. The provisions of the 1995 Plan governing the exercise of stock appreciation rights upon termination of employment by reason of death, incapacity, retirement or otherwise are the same as those governing the exercise of stock options, as described above.

   Upon exercise of a stock appreciation right, the holder shall be paid the excess of the then fair market value of the number of shares of Common Stock to which the right relates over the fair market value of such number of shares at the date of grant of the right or of the related stock option, as the case may be. Such amount shall be paid in cash or in shares of Common Stock having a fair market value equal to such excess, or in such combination thereof, as may be provided in the grant of such right (which may permit the holder to elect between cash and Common Stock or to elect a combination thereof), or, if no such provision is made in the grant, as the Committee shall determine upon exercise of the right, provided that, in any event, the holder shall be paid cash in lieu of any fractional share of Common Stock to which such holder would otherwise be entitled.

   The agreement or instrument evidencing the grant of stock appreciation rights may contain such other terms, provisions and conditions not inconsistent with the 1995 Plan as may be determined by the Committee in its discretion, including such conditions and limitations on the exercise of stock appreciation rights by any grantee who is subject to Section 16(a) or Section 16(b) of the Exchange Act as the Committee, in its sole discretion, deems necessary or desirable for any reason, including for compliance with Section 16(a) or Section 16(b) and the rules and regulations thereunder, or to obtain any exemption therefrom.

Inland 1992 Incentive Stock Plan

   The Inland 1992 Incentive Stock Plan was adopted by the Board of Directors of the Company on January 22, 1992, and was approved by stockholders of the Company, and became effective on April 22, 1992. Upon approval of the 1995 Plan by stockholders on May 24, 1995, the 1992 Plan was discontinued except as to outstanding grants. The discontinuance of the 1992 Plan does not affect the rights of any participant under, or the authority of the Committee with respect to, any grants or awards made thereunder prior to such discontinuance. As of September 13, 1995, 1,187,484 shares were subject to outstanding options under the 1992 Plan.

   Due to the similarities between the 1995 Plan and the 1992 Plan, only the significant differences between the two plans are described herein.

  General Description

   The 1992 Plan provided that the maximum number of shares of Common Stock that could be issued pursuant to all grants thereunder could not exceed 2,200,000. The number, kind and price of shares or other consideration subject to any outstanding stock option, stock appreciation right, restricted stock award or performance award may be appropriately adjusted in accordance with the 1992 Plan by the Committee to reflect changes in the capitalization of the Company by reason of stock dividends, stock splits, spinoffs or other distributions of assets, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in corporate structure or capitalization unless such an adjustment were to have certain effects specified in the 1992 Plan or incentive stock option agreements.

   The 1992 Plan does not restrict the maximum number of shares that may be granted or awarded under the 1992 Plan in any fiscal year of the Company to a participant or the maximum annual cash payouts that may be made under the 1992 Plan in any fiscal year of the Company to a Named Executive Officer. In addition, the 1992 Plan does not restrict the total number of shares that may be issued under such plan pursuant to restricted stock awards and performance awards.

   Under the 1992 Plan, the minimum period for any stock option, stock appreciation right, restricted stock award or performance award to become exercisable, vest or be paid, respectively, is one year. In addition, under the 1992 Plan, the conditions under which options may be exercised following cessation of employment by reason of (i) death, (ii) physical or mental incapacity, (iii) retirement on or after the normal retirement date provided for in and pursuant to any pension plan of the Company or any Subsidiary of the Company in effect at the time of such retirement, or (iv) early retirement (with the consent of the Committee) provided for in and pursuant to any such pension plan, are as determined by the Committee at the time of the grant of the option. Furthermore, an optionee who ceases to be employed for reasons other than as set forth in the immediately preceding sentence may exercise options for a period of the lesser of 30 days following cessation of employment or through the expiration of the option, without the possibility of extension of such period by the Committee at the time of grant or thereafter.

Inland 1988 Incentive Stock Plan

   The Inland 1988 Incentive Stock Plan was adopted by the Board of Directors of the Company on February 24, 1988, and was approved by the stockholders of the Company, and became effective, on April 27, 1988. Upon approval of the 1992 Plan by stockholders on April 22, 1992, the 1988 Plan was discontinued except as to outstanding grants. The discontinuance of the 1988 Plan does not affect the rights of any participant under, or the authority of the Committee with respect to, any grants or awards made thereunder prior to such discontinuance. As of September 13, 1995, 729,546 shares were subject to outstanding options under the 1988 Plan.

   Due to the similarities of the 1992 Plan and the 1988 Plan, only the significant differences between the two plans are described herein.

  General Description

   The 1988 Plan provided that the maximum number of shares of Common Stock that could be issued pursuant to all grants thereunder could not exceed 1,700,000 plus such number of shares as was authorized for issuance pursuant to the 1984 Plan and not issued pursuant to the 1984 Plan.

   The number, kind and price of shares or other consideration subject to any outstanding stock option, stock appreciation right, restricted stock award or performance award may be appropriately adjusted in accordance with the 1988 Plan by the Committee to reflect changes in the capitalization of the Company by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges or other relevant changes in capitalization unless such an adjustment were to have certain effects specified in the 1988 Plan on incentive stock options.

  Stock Options

   If an optionee ceases to be employed by the Company or any of its Subsidiaries by reason of (i) death, (ii) physical or mental incapacity,
(iii) retirement on or after the normal retirement date provided for in and pursuant to any pension plan of the Company or any Subsidiary of the Company in effect at the time of such retirement, or (iv) early retirement (with the consent of the Committee) provided for in and pursuant to any such pension plan, any option held by such optionee may be exercised, with respect to all or any part of the Common Stock of the Company as to which such option was not theretofore exercised (whether or not such option was otherwise then exercisable), for a period ending on the date of expiration of such option or the third anniversary of the date of such cessation of employment, whichever first occurs.

  Stock Appreciation Rights

   Those stock appreciation rights granted under the 1988 Plan in tandem with a related stock option are exercisable to the extent that the related stock option is exercisable.

Inland 1984 Incentive Stock Plan

   The Inland 1984 Incentive Stock Plan was adopted by the Board of Directors of Inland Steel Company on January 25, 1984, and was approved by the stockholders of Inland Steel Company, and became effective, on April 25, 1984. The 1984 Plan was assumed by the Company effective May 1, 1986. No further grants could be made under the 1984 Plan upon the effectiveness of the 1988 Plan. However, the discontinuance of the 1984 Plan did not affect the rights of any participant under, or the authority of the Committee with respect to, any grants or awards made thereunder prior to such discontinuance. As of September 13, 1995, 28,560 shares were subject to outstanding options under the 1984 Plan.

   Due to the similarities between the 1984 Plan and the 1988 Plan, only the significant differences between the 1984 Plan and the 1988 Plan are described herein.

  General Description

   The 1984 Plan provided that the maximum number of shares of Common Stock that could be issued pursuant to all grants thereunder could not exceed 800,000, of which no more than 300,000 shares were to be issued pursuant to restricted stock awards and performance awards.

   The number, kind and price of shares or other consideration subject to any outstanding stock option, stock appreciation right, restricted stock award or performance award may be adjusted as deemed appropriate by the Committee to reflect changes in the capitalization of the Company by reason of stock dividends, stock splits, recapitalizations, reorganizations, mergers, consolidations, exchanges or other relevant changes in corporate structure or capitalization. Unless otherwise determined by the Committee, all outstanding stock options, stock appreciation rights, restricted stock awards and performance awards under the 1984 Plan automatically terminate upon the effective date of the liquidation or dissolution of the Company, any merger or consolidation in which the Company is not the surviving corporation or pursuant to which the Common Stock of the Company does not remain outstanding, or the acquisition by another person of all or substantially all of the assets of the Company. However, the Committee, in anticipation of any such event or any similar event, or in the event of:
(i) the acquisition by any person of the beneficial ownership of 25% or more of the outstanding voting securities of the Company or (ii) any offer by any person to acquire any voting securities of the Company, which, if accepted, would result in the beneficial ownership by such person of 25% or more of the outstanding voting securities of the Company, may accelerate the time within which such stock options and stock appreciation rights may be exercised as well as the time of vesting of restricted stock and performance awards.

  Stock Options

   The 1984 Plan provides that no incentive stock option granted prior to January 1, 1987 may be exercised by an optionee while there is outstanding (within the meaning of Section 422A(c) (7) of the Internal Revenue Code of 1954, as amended (the "1954 Code")) any incentive stock option previously granted to such optionee to purchase stock in the Company or any Subsidiary of the Company or in a corporation that is a predecessor to the Company or any Subsidiary. Section 422(d) of the 1954 Code provides that an option granted after December 31, 1986 will not be treated as an incentive stock option to the extent that the aggregate fair market value (determined as of the time the option is granted) of the Common Stock of the Company with respect to which incentive stock options are exercisable for the first time by any individual during any calendar year (under the 1984 Plan or any other plan of the Company or any of its Subsidiaries) exceeds $100,000.

   Under the 1984 Plan if an optionee ceases to be employed by the Company or any of its Subsidiaries by reason of (i) death, (ii) physical or mental incapacity, (iii) retirement on or after the normal retirement date provided for in and pursuant to any pension plan of the Company or any Subsidiary of the Company in effect at the time of such retirement, or (iv) early retirement (with the consent of the Company) provided for in and pursuant to any such pension plan, any option held by such optionee may be exercised, with respect to all or any part of the Common Stock of the Company as to which such option was not theretofore exercised (whether or not such option was otherwise then exercisable), for a period ending on the date of expiration of such option or the first anniversary of the date of such cessation of employment, whichever first occurs.

  Stock Appreciation Rights

   Each stock appreciation right granted under the 1984 Plan relates to a specific stock option and is exercisable only to the extent that the related stock option is exercisable. The grantee may elect to exercise the stock option or the related right (but not both) as to any of the same shares subject to a stock option and a right. The number of shares that may be issued pursuant to all grants under the 1984 Plan shall be reduced upon the exercise of any stock appreciation right by the number of shares paid out pursuant to such exercise. The provisions of the 1984 Plan governing the exercise of stock appreciation rights upon termination of employment by reason of death, incapacity, retirement or otherwise are the same as those governing the exercise of stock options under the 1984 Plan.

Federal Income Tax Effects

  General Description of Federal Income Tax Effects

   The 1995 Plan, the 1992 Plan, the 1988 Plan, and the 1984 Plan are not qualified under Section 401(a) of the Internal Revenue Code or subject to any provisions of the Employee Retirement Income Security Act of 1974.

   This section is not intended to be a complete statement of the Federal income tax aspects of the 1995 Plan, the 1992 Plan, the 1988 Plan and the 1984 Plan and does not describe the possible effects of state and other income taxes or of gift, estate and inheritance taxes. Due to the complexity of various tax laws and their application to particular circumstances, participants are advised to consult a qualified tax adviser before taking any action permitted by such Plans.

   As of the date of this Prospectus, capital gains generally are taxed at lower maximum rates than those applicable to ordinary income. The Company has been advised that an employee who has been granted an incentive stock option will not realize taxable income and the Company will not be entitled to a deduction at the time of the grant or exercise of such option. If the employee makes no disposition of shares acquired pursuant to an incentive stock option within two years from the date of grant of such option, or within one year of the transfer of the shares to such employee, any gain or loss realized on a subsequent disposition of such shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for Federal income tax purposes. If the foregoing holding period requirements are not satisfied, the employee will generally realize ordinary income at the time of disposition in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the option price or (ii) the excess of the amount realized upon disposition of the shares, if any, over the option price, and the Company will be entitled to a corresponding deduction. In addition, a taxpayer may be required to pay an alternative minimum tax on the amount of his tax preference items, if such tax exceeds the tax otherwise due, which amount of minimum tax paid may be available as a credit in future years to reduce subsequent tax liability. The exercise of an incentive stock option will generally result in an increase to alternative minimum taxable income, the basis on which the alternative minimum tax is computed, in the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price.

   An employee will not realize taxable income at the time of the grant of an option which does not qualify as an incentive stock option. Upon exercise, however, of such non-qualified stock option, the employee will realize ordinary income in an amount measured by the excess, if any, of the fair market value of the shares on the date of exercise over the option price, and the Company will be entitled to a corresponding deduction. Upon a subsequent disposition of such shares, the employee will realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the option price plus the amount of ordinary income realized upon exercise.

   An employee will not realize taxable income at the time of the grant of a stock appreciation right. Upon exercise, however, such employee will realize ordinary income measured by the difference between the fair market value of the Common Stock of the Company on the applicable date of grant and the fair market value of such stock on the date of exercise. The Company will be entitled to a corresponding deduction in the year of exercise.

   Any acceleration of the payment of grants and awards under the 1995 Plan, the 1992 Plan, the 1988 Plan or the 1984 Plan, in the event of a change in control in the Company, may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Code, which may subject the participant to a 20% excise tax and which may not be deductible by the Company. A deduction otherwise available to the Company for any year with respect to compensation payable to a Named Executive Officer may be denied to the extent that it exceeds $1 million. For these purposes, restricted stock grants and performance awards under the 1995 Plan may under certain circumstances qualify for, and it is anticipated that grants of options and stock appreciation rights will generally qualify for, an exception to that limitation for eligible performance-based compensation.

  Payment of Option Price with Shares of Company Common Stock

   Under proposed regulations, the exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated as a non-taxable like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares which are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive incentive stock option treatment. Shares received upon such an exchange which are in excess of the number of shares given up will have a new holding period and, if cash was paid in addition to the shares exchanged, a basis equal to the amount of such cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

   If the exercise price of an incentive stock option is paid with shares of stock of the Company acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

   The exercise of a stock option which is not an incentive stock option through the delivery of previously acquired stock will generally be treated as a non-taxable like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares which are given up. The value of the shares received upon such an exchange which are in excess of the number given up will be taxed to the employee at the time of the exercise as ordinary income. The excess shares will have a new holding period for capital gains purposes and a basis equal to the value of such shares determined at the time of exercise.

  Employees Subject to Section 16(b) of the Exchange Act

   For an employee who is subject to the short-swing profit liability provisions of Section 16(b) of the Exchange Act, the tax effects described below differ from those discussed above. If the sale of shares of Company Common Stock acquired pursuant to the exercise of a stock appreciation right or an option which is not an incentive stock option would subject the employee to suit under Section 16(b) of the Exchange Act, the employee would include in income, and the Company would be entitled to deduct, as of the first day on which the sale of the shares would not subject the employee to suit under Section 16(b) of the Exchange Act or at the end of a period of six months following the date of such exercise, whichever is earlier, the difference between the fair market value of the shares at that time and the option price. For purposes of determining whether the employee would have long-term or short-term capital gain upon the subsequent sale of the shares, the holding period would begin to run on the date the employee recognizes taxable income.

   An employee who is subject to the limitations imposed by Section 16(b) of the Exchange Act and who has received shares of stock pursuant to the exercise of a stock appreciation right or an option which is not an incentive stock option may, by filing an election with the Internal Revenue Service within 30 days of the date the shares are transferred to him, elect to be taxed as if the limitations of Section 16(b) did not apply to him. If such an election is made, the Company will be entitled, as of the date of exercise, to a deduction equal to the amount the employee recognizes as income. Any subsequent disposition of the shares will result in capital gain or loss with the holding period beginning on such date. In determining the amount of gain or loss, the employee's basis will be the fair market value of the shares at such date.

  Withholding of Taxes

   The Company is entitled to deduct from any payment under each of the 1995 Plan, the 1992 Plan, the 1988 Plan, and the 1984 Plan the amount of any tax required by law to be withheld with respect to such payment or may require any participant to pay such amount to the Company prior to and as a condition of making such payment. The Committee, in its discretion and subject to such rules as it may adopt from time to time, has adopted rules to permit each participant to elect to have the Company withhold from any payment under such Plans (or to have the Company accept from the participant) for tax withholding purposes shares of Common Stock of the Company valued at their fair market value, but in no event shall the fair market value of the number of shares so withheld (or accepted) exceed the amount necessary to meet the maximum Federal, state and local marginal tax rates then in effect that are applicable to the participant and to the particular transaction. Any election must be made in writing on or before the date when the amount of taxes to be withheld is determined (with additional restrictions as to the manner and timing of such elections applying to participants subject to Section 16(b) of the Exchange Act). If shares of Company Common Stock are withheld or delivered to satisfy all or a portion of the withholding obligation (or a withholding election of any participant), the portion of the withholding obligation (or election) that is so satisfied will be equal to the fair market value of the shares withheld or delivered, using the fair market value of the Company Common Stock on the date when the amount of taxes to be withheld is determined, or, if the stock is not traded on the New York Stock Exchange Composite Transactions on such date, then on the next preceding date on which such stock was so traded.

   The Code treats the use of shares of Company Common Stock to satisfy any withholding requirement (or election) as a sale of such shares for an amount equal to the fair market value of the stock on the date when the amount of taxes to be withheld is determined. The disposition of such shares may result in the recognition of gain or loss by the participant for tax purposes. If Company Common Stock acquired pursuant to any of the Plans is used to satisfy any withholding requirement (or election), such use will be subject to the Federal income tax consequences described under "General Description of Federal Income Tax Effects" and "Payment of Option Price with Shares of Company Common Stock," above.

  Transferred Options

   Neither the employee nor the transferee will realize taxable income at the time of a non-arm's length transfer of a non-qualified stock option. Upon the subsequent exercise of the option by the transferee, the employee will realize ordinary income in an amount measured by the difference between the fair market value of the shares on the date of exercise and the option price, and the Company will generally be entitled to a corresponding deduction. Upon a subsequent disposition of the shares by the transferee, the transferee will generally realize short-term or long-term capital gain or loss, with the basis for computing such gain or loss equal to the fair market value of the stock at the time of exercise.

   The tax rules governing the Federal income tax effects of the non-arm's length transfer of a stock appreciation right are unclear. Based on the tax treatment of transferable options, however, it appears that the employee may be required to realize ordinary income when the transferee exercises the stock appreciation right in an amount measured by the difference between the fair market value of the stock on the date grant and the fair market value on the date of exercise and that the Company would generally be entitled to a corresponding deduction at that time.

   If an employee makes a gift of an option, the gift should be complete for Federal gift tax purposes at the time of transfer and should be valued at that time. For estate tax purposes, the gift of an option would generally cause the option (and the stock acquired by exercise) to be excluded from the employee's estate. Special rules may apply if the employee makes a gift of an award to a charity or to a "living trust" under which the employee retained the right to revoke the trust or substantially alter its terms.


Additional Information Regarding The Plans

   This document summarizes and explains the 1995 Plan, the 1992 Plan, the 1988 Plan, and the 1984 Plan, but does not contain the text of such Plans. In the event of any conflict between this or any other summary of such Plans, the text of the applicable Plan will control. A full copy of each of the 1995 Plan, the 1992 Plan, the 1988 Plan, and the 1984 Plan and additional information about those Plans and their administration may be requested from the Treasurer, Inland Steel Industries, Inc., 30 West Monroe Street, Chicago, Illinois 60603; (312) 899-3132. Additional information with respect to the 1995 Plan, the 1992 Plan, the 1988 Plan, and the 1984 Plan and the shares of Common Stock covered hereby may be provided from time to time to participants and their transferees by means of appendices to this Prospectus or by an amended Prospectus.


              DESCRIPTION OF CAPITAL STOCK AND VOTING NOTE

   The following statements are summaries of certain provisions of the Certificate of Incorporation and the By-Laws of the Company, of the 10.23% Subordinated Voting Note (the "Exchange Note") and of the Rights Agreement, dated as of November 25, 1987, as amended and restated as of May 24, 1989 (the "Rights Agreement") between the Company and The First National Bank of Chicago, as Rights Agent (Harris Trust and Savings Bank, as successor Rights Agent). Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Certificate of Incorporation, the By-Laws, the Exchange Note and the Rights Agreement, including the definitions therein of certain terms. Copies of the Certificate of Incorporation, the By-Laws, the Exchange Note and the Rights Agreement are incorporated by reference as exhibits to the Registration Statement of which this Prospectus is a part.

General

   The Certificate of Incorporation authorizes the issuance of 100,000,000 shares of Common Stock, $1.00 par value per share (the "Common Stock"), and 15,000,000 shares of Preferred Stock, $1.00 par value per share (the "Preferred Stock"), in one or more series. On September 13, 1995, there were 48,693,864 shares of Common Stock (not including the 500,000 shares of Common Stock offered hereby), 94,202 shares of Series A Preferred Stock and 3,107,100 shares of Series E Preferred Stock outstanding. The Company previously redeemed the outstanding shares of Series B, Series C and Series G Preferred Stock. See Note 6 of Notes to Consolidated Financial Statements for the year ended December 31, 1994. On August 1, 1995, the Company exchanged the full amount of its Series F Exchangeable Preferred Stock for the Exchange Note in the principal amount of $185,000,000. The holder of such Exchange Note is entitled to 30.604 votes per $1000 of principal amount of such Note. The Exchange Note matures in two stages; $85,000,000 becomes due December 18, 1996 and $100,000,000 becomes due December 17, 1999. None of the Series D Preferred Stock, which is issuable under the Rights Agreement, has been issued. All issued and outstanding shares of Common Stock, Series A Preferred Stock and Series E Preferred Stock are, and the shares offered hereby upon issuance pursuant to the terms of the Plans will be, fully paid and non-assessable. The number of authorized shares of Preferred Stock may be increased or decreased by the affirmative vote of the holders of a majority of the Company's capital stock entitled to vote at a meeting of stockholders. Holders of Common Stock and Preferred Stock have no preemptive rights to subscribe to any additional shares of capital stock or securities convertible into capital stock.

Common Stock

   The rights and privileges of the holders of the Common Stock are subject to the preferential rights and privileges of the holders of any Preferred Stock, including the outstanding Series A Preferred Stock and Series E Preferred Stock.

   Dividend Rights.   Subject to the dividend rights of the holders of
Preferred Stock, including the dividend rights of holders of Series A Preferred Stock and Series E Preferred Stock described below, the holders of shares of Common Stock are entitled to receive dividends thereon out of funds legally available therefor if and when declared payable by the Company's Board of Directors.

   Dividend Limitations.   Under the terms of the currently outstanding
Preferred Stock, the Company may not pay any dividends or make any other distribution on its Common Stock (other than dividends or distributions in stock ranking junior to the Series A Preferred Stock or the Series E Preferred Stock, as the case may be, as to dividends and on liquidation) unless all dividends accumulated on the Series A Preferred Stock or Series E Preferred Stock for all then elapsed quarterly dividend periods have been paid or declared and set apart for payment.

   The indenture relating to the 12.75% Notes (the "Indenture") prohibits the Company from declaring or paying a dividend on the Common Stock if after giving effect to the payment of such dividend (i) an Event of Default, or an event that with the giving of notice, lapse of time, or both, would constitute an Event of Default, shall have occurred and be continuing or (ii) the aggregate of all Restricted Payments (which term includes, among other things, dividends or repurchases, redemptions or other acquisitions of any class of capital stock of the Company, including the Common Stock) exceeds the sum of (a) 50% of cumulative Consolidated Net Income for each fiscal year (or, in case the Consolidated Net Income shall be negative for any fiscal year, less 100% of such deficit) commencing on or after January 1, 1993 and (b) 100% of the aggregate net proceeds from the issuance of capital stock of the Company (including the fair market value of the Common Stock contributed to the Company's Pension Plan in May
1995) and warrants, rights or options to purchase such capital stock after December 15, 1992, and less the amount of any loan, advance, capital contribution to or investment in, or payment on a Guarantee of, any obligation of any Affiliate (with certain exceptions), as such terms are defined in the Indenture. As a result of the foregoing prohibition, up to $114 million of cash dividends could have been declared or paid by the Company for the year ended December 31, 1994.

   Voting Rights.   The Certificate of Incorporation provides that any
action to be taken by stockholders must be taken at a duly called annual or special meeting and not by written consent, except that the Board of Directors, by resolution, may permit holders of the Preferred Stock of the Company to act by written consent. See "Preferred Stock" below. The holders of Common Stock vote together with the holders of Series A Preferred Stock and the Series E Preferred Stock and the Exchange Notes as one class, except as otherwise provided by the Delaware General Corporation Law or the Certificate of Incorporation. In general, separate votes will be required on matters that affect one or more but not all of such classes or series. The holders of Common Stock and Series A Preferred Stock are entitled to one vote for each share held. The holder of the Series E Preferred Stock is entitled to 1.25 votes per share and the holder of the Exchange Notes is entitled to 30.604 votes per $1000 in principal amount, in each case subject to adjustment upon the occurrence of certain events. None of the holders of Common Stock, Series A Preferred Stock or Series E Preferred Stock or the Exchange Notes has the right to cumulate votes in the election of directors.

   Liquidation Rights.   After the payment of all amounts due upon
liquidation to the holders of stock ranking senior to the Common Stock, including the Series A Preferred Stock and Series E Preferred Stock, and the holders of all indebtedness, including the Exchange Note, the holders of Common Stock are entitled to receive any remaining assets of the Company available for distribution to its stockholders.

   Transfer Agent. The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, Chicago, Illinois.

Preferred Stock

   The Company's Board of Directors is authorized to create and issue one or more series of Preferred Stock and determine the rights and preferences of each series, to the extent permitted by the Certificate of Incorporation. Among other rights, the Board of Directors shall fix (1) the number of shares constituting the series and the distinctive designation of the series; (2) the dividend rate on the shares of the series, the conditions and dates upon which dividends thereon shall be payable, the extent, if any, to which dividends thereon shall be cumulative, and the relative rights of preference, if any, of payment of dividends thereon; (3) whether or not the shares of the series are redeemable and, if redeemable, the time or times during which they shall be redeemable and the amount per share payable on redemption thereof, which amount may, but need not, vary according to the time and circumstances of such redemption; (4) the amount payable in respect of the shares of the series, in the event of any liquidation, dissolution or winding up of the Company, which amount may, but need not, vary according to the time or circumstances of such action, and the relative rights of preference, if any, of payment of such amount; (5) any requirement as to a sinking fund for the shares of the series, or any requirement as to the redemption, purchase or other retirement by the Company of the shares of the series;
(6) the right, if any, to exchange or convert shares of the series into other securities or property, and the rate or basis, time, manner and condition of exchange or conversion; and (7) the voting rights, if any, to which the holders of shares of the series shall be entitled in addition to the voting rights provided by law. Except for any difference so provided by the Board of Directors, the shares of all series of Preferred Stock shall rank on a parity with respect to the payment of dividends and to the distribution of assets upon liquidation.

  Series A Preferred Stock

   The holders of Series A Preferred Stock are entitled to receive dividends at the rate of $2.40 per share per annum and, upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, to receive, subject to the rights of the holders of any stock of the Company ranking senior to the Series A Preferred Stock and all indebtedness, including the Exchange Note, $44.00 per share plus all dividends accumulated and unpaid thereon. Such shares are convertible into shares of Common Stock at a rate of one share of Common Stock for one share of Series A Preferred Stock, subject to adjustments in certain events, and are redeemable at the option of the Company at any time at $44.00 per share plus all dividends accumulated and unpaid thereon to the date fixed for such redemption. The Company may partially redeem its Series A Preferred Stock even if dividends on that series are in arrears, provided that cumulative dividends are paid in full on the shares which are redeemed.
The Series A Preferred Stock requires that dividends paid on such series of Preferred Stock and any other series of Preferred Stock ranking on a parity therewith as to dividends, if less than the full amount of dividends accumulated and unpaid on each such series of Preferred Stock, shall be paid on each such series of Preferred Stock in proportion to the aggregate amounts of dividends accumulated and unpaid on each such series.

   The holders of Series A Preferred Stock vote together with the holders of Common Stock (and any other shares of capital stock or notes of the Company entitled to vote at a meeting of stockholders, including the Series E Preferred Stock, and the Exchange Note) as one class, except as otherwise provided by the Delaware General Corporation Law or the Company's Certificate of Incorporation. The vote or consent of a majority of the outstanding shares of Series A Preferred Stock as a class, together with all other series of Preferred Stock ranking on a parity with the Series A Preferred Stock either as to dividends or upon liquidation and which are affected in such matter in substantially the same manner as the Series A Preferred Stock with respect to the right to receive dividends or the right to receive distributions upon liquidation, is required to authorize, create or issue any class of stock, or any right to convert into or purchase any class of stock, ranking prior to the Series A Preferred Stock as to dividends or liquidation rights, or for any merger or consolidation which would have a similar effect (with certain exceptions).

  Series E Preferred Stock

   Shares of the Series E Preferred Stock may only be issued to the Company's Employee Stock Ownership Plan ("ESOP") Trust. In July 1989, the Company sold 3,086,800 newly issued shares of the Series E Preferred Stock to the ESOP Trust. Shares of the Series E Preferred Stock entitle the holder to cumulative annual dividends of $3.523 per share, payable semi-annually. Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holder of the Series E Preferred Stock is entitled to receive, subject to the rights of the holders of any stock of the Company ranking senior to the Series E Preferred Stock and all indebtedness, including the Exchange Note, $48.594 per share, plus accrued and unpaid dividends thereon. Shares of Series E Preferred Stock are convertible into the Company's Common Stock at a rate of one share of Common Stock for one share of Series E Preferred Stock, subject to adjustment in certain events. The Series E Preferred Stock may be redeemed, at the option of the Company, as a whole at any time or from time to time in part, at a redemption price of $50.003 per share, declining to $48.594 per share on and after July 7, 1999, plus, in each case, accrued and unpaid dividends. In addition, upon the occurrence of certain events, the Company may elect to redeem some, or, in certain circumstances, be required to redeem all, of the outstanding shares of Series E Preferred Stock. In certain instances, the Company may elect to pay the redemption price in cash or shares of Common Stock, based on the fair market value thereof (as defined), or a combination of both. The Series E Preferred Stock is entitled to 1.25 votes per share, subject to adjustment upon the occurrence of certain events. The Series E Preferred Stock votes together with the Common Stock (and any other shares of capital stock of the Company entitled to vote at a meeting of stockholders, including the Series A Preferred Stock, and the holder of the Exchange Notes) on all matters submitted to a vote of the stockholders of the Company, except as otherwise provided by the Delaware General Corporation Law or the Company's Certificate of Incorporation. From time to time, the Company elects to provide additional shares of Series E Preferred Stock to the ESOP Trust to cover employee matching requirements not covered by the release of shares through scheduled principal and interest payments by the ESOP Trust on its outstanding notes.

Exchange Note

   On December 18, 1989, NS Finance III, Inc. ("NS Finance"), a subsidiary of Nippon Steel Corporation, purchased 185,000 shares of the Company's Series F Preferred Stock for an aggregate purchase price of $185 million. Pursuant to the terms of the Series F Preferred Stock, on August 1, 1995, the Company exchanged the Series F Preferred Stock for the Exchange Note. The holder of outstanding shares of Series F Preferred Stock received an Exchange Note with a face amount equal to $1,000 per share of Series F Preferred Stock held by it on the date of exchange. Upon issuance of the Exchange Note, the holder of the Exchange Note was deemed to be a stockholder of the Company, and the Exchange Note was deemed to be shares of stock, for the purpose of any provision of the Delaware General Corporation Law that requires the vote of stockholders as a prerequisite to any corporate action. The Exchange Note bears interest at an annual rate of 10.23%, payable quarterly. The holder of the Exchange Note is entitled to the same number of votes that it was entitled to as the holder of the Series F Preferred Stock on the date of the exchange, i.e., 30.604 votes per $1,000 principal amount of Exchange Note.

Stockholder Rights Plan and Series D Preferred Stock

   On November 25, 1987, the Company's Board of Directors declared a dividend distribution of one preferred stock purchase right (a "Right") for each outstanding share of Common Stock to stockholders of record at the close of business on December 18, 1987. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of Series D Preferred Stock at a Purchase Price of $90 per Unit, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement. In the summary below, capitalized terms are defined as set forth in the Rights Agreement.

   The Rights are attached to all Common Stock certificates representing shares outstanding (including the shares of Common Stock offered hereby), and no separate Rights Certificates have been distributed. The Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock (the date of the announcement being the "Stock Acquisition Date"), (ii) ten Business Days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 20% or more of such outstanding shares of Common Stock or (iii) ten Business Days following a determination by the Board of Directors that a Person is an Adverse Person (as hereinafter defined). Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates and will be transferred with and only with such Common Stock certificates, (ii) new Common Stock certificates issued after December 18, 1987 will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificate for Common Stock outstanding will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate.

   An "Adverse Person" is a Person who beneficially owns at least 10% of the then outstanding Common Stock and (i) who the Board of Directors determines intends to cause the Company to repurchase the shares beneficially owned by such Person or to cause pressure on the Company to take certain actions not in the long-term best interests of the Company and its stockholders, or (ii) whose ownership is determined by the Board of Directors to be reasonably likely to cause a material adverse impact on the business or prospects of the Company to the detriment of the Company's stockholders.

   The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 17, 1997, unless earlier redeemed by the Company as described below.

   As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. All shares of Common Stock issued prior to the Distribution Date, and prior to the expiration or redemption of the Rights, will be issued with Rights. Shares of Common Stock issued after the Distribution Date, and prior to the expiration or redemption of the Rights, will be issued with Rights Certificates if such shares are issued pursuant to the exercise of stock options or under an employee benefit plan, or upon the conversion of securities issued after adoption of the Rights Agreement; provided, however, that (i) no such Rights Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Rights Certificate would be issued, and (ii) no such Rights Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof. Except as otherwise determined by the Board of Directors, no other shares of Common Stock issued after the Distribution Date will be issued with Rights.

   In the event that (i) the Company is the surviving corporation in a merger with an Acquiring Person and its Common Stock is not changed or exchanged, (ii) a Person becomes the beneficial owner of 20% or more of the then outstanding shares of Common Stock (except pursuant to an offer for all outstanding shares of Common Stock at a price and on terms which the independent Continuing Directors (as hereinafter defined) determine to be fair to and otherwise in the best interests of the Company and its stockholders), (iii) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, (iv) during such time as there is an Acquiring Person, an event occurs which results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), or (v) the Board of Directors determines that a Person is an Adverse Person, at any time following the Distribution Date, each holder of a Right will thereafter have the right to receive, upon exercise of a Right, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the Exercise Price of the Right. The Exercise Price is the Purchase Price multiplied by the number of Units issuable upon exercise of the Right prior to the events described in this paragraph (initially, one). Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Adverse Person (or any Associate or Affiliate thereof, as defined in the Rights Agreement) will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

   In the event that, at any time following the Stock Acquisition Date, (i) the Company is acquired in a merger or other business combination transaction (other than a merger described in the preceding paragraph or a merger which follows an offer described in the preceding paragraph), or (ii) 50% or more of the Company's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, Common Stock of the acquiring company having a value equal to two times the Exercise Price of the Right. The events set forth in this paragraph and in the preceding paragraph are referred to as the "Triggering Events."

   The Purchase Price payable, and the number of Units of Series D Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution
(i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series D Preferred Stock, (ii) if holders of the Series D Preferred Stock are granted certain rights or warrants to subscribe for Series D Preferred Stock or convertible securities at less than the current market price of the Series D Preferred Stock, or (iii) upon the distribution to holders of the Series D Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

   At any time until 15 days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right, payable, at the option of the Company, in cash, shares of Common Stock or such other consideration as the Board of Directors may determine. Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. After the redemption period has expired, the Company's right of redemption may be reinstated if each Acquiring Person reduces his beneficial ownership to 10% or less of the outstanding shares of Common Stock in a transaction or series of transactions not involving the Company. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights will terminate and the only right of the holders of Rights will be to receive the $.05 redemption price.

   The term "Continuing Director" means any member of the Board of Directors of the Company who was a member of the Board prior to the date of the Rights Agreement and is not an officer or employee of the Company and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors and is not an officer or employee of the Company, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

   Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

   Other than those provisions relating to the principal economic terms of the Rights, any of the provisions of the Rights Agreement may be amended by the Board of Directors of the Company prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board of Directors (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement; provided, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable. All actions of the Board of Directors, other than those actions which require the concurrence of the Continuing Directors, will require the concurrence of Directors who are not officers or employees of the Company.

   The Series D Preferred Stock purchasable upon exercise of the Rights would be subordinate to any other series of the Company's Preferred Stock currently outstanding or issued in the future. One one-hundredth of a share of Series D Preferred Stock would be purchasable upon exercise of one Right. Each whole share of Series D Preferred Stock would have a minimum preferential quarterly dividend rate equal to the greater of $10 per share or 100 times the dividend declared on the Common Stock. In the event of liquidation, the holders of the Series D Preferred Stock would, subject to the rights of the holders of other series of the Preferred Stock, any other stock of the Company ranking senior to the Series D Preferred Stock and all indebtedness, including the Exchange Note, receive a preferred liquidation payment equal to the greater of $9,000 per share or the equivalent of 100 times the payment made per share of the Common Stock. Each share of Series D Preferred Stock would have 100 votes, voting together with the Common Stock, except as Delaware law may otherwise provide. In the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series D Preferred Stock would be entitled to receive 100 times the amount received per share of Common Stock. The rights of the Series D Preferred Stock as to dividends and voting, upon liquidation, and in the event of mergers and consolidations, are protected by customary antidilution provisions.

   The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire the Company in a manner that causes the Rights to become exercisable. The Company believes, however, that the Rights would neither affect any prospective offeror willing to negotiate with the Board of Directors of the Company nor interfere with any merger or other business combination approved by the Board of Directors of the Company.

                                 EXPERTS

   The consolidated financial statements as of December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994 incorporated by reference in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                           VALIDITY OF SHARES

   The validity of the Common Stock offered hereby will be passed upon for the Company by Mayer, Brown & Platt. George A. Ranney, Jr., Vice President and General Counsel of the Company, is a partner in Mayer, Brown & Platt and holds ______ shares of Common Stock and options to acquire an additional _______ shares of Common Stock of the Company.


                                 PART II

                      INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:



SEC registration fee.................................................. $ 4,192
Legal fees..............................................................20,000
Accounting fees and expenses............................................20,000
Miscellaneous........................................................... 5,808
                                                                        ______
     Total.............................................................$50,000
                                                                       =======
Item 15.  Indemnification of Officers and Directors.

     (a) The General Corporation Law of Delaware (Section 145) gives Delaware corporations broad powers to indemnify their present and former directors and officers and those of affiliated corporations against expenses incurred in the defense of any lawsuit to which they are made parties by reason of being or having been such directors or officers, subject to specified conditions and exclusions; gives a director or officer who successfully defends an action the right to be so indemnified; and authorizes the Company to buy directors' and officers' liability insurance. Such indemnification is not exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or otherwise.

     (b) Article Thirteen of the Certificate of Incorporation of the Company permits, and Article VI of the By-Laws of the Company provides for, indemnification of directors, officers, employees and agents to the full extent permitted by law.

     (c) The Company maintains directors' and officers' liability insurance coverage for its directors and officers and those of its subsidiaries and for certain other executive employees. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors, officers or employees, with respect to which they may or may not be indemnified under the provisions of the Certificate of Incorporation or By-Laws of the Company or otherwise.

Item 16.  Exhibits and Financial Statement Schedules.

     See Index to Exhibits included herewith which is incorporated by reference herein.

Item 17.  Undertakings.

     (1)   The undersigned registrant hereby undertakes:

           (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

                Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

           (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or described in Item 15 (except as set forth in paragraphs (c) and (d) therein) of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, or claims to the extent covered by contracts of insurance) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                    SIGNATURES

     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago and State of Illinois on the 25th day of September, 1995.


                                      INLAND STEEL INDUSTRIES, INC.


                                      By          Robert J. Darnall
                                                    Robert J. Darnall
                                                    Chairman, President and
                                                    Chief Executive Officer


     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on September 25, 1995.


Signature                             Title

Robert J. Darnall                     Chairman, President and Chief
  Robert J. Darnall                   Executive Officer and Director


Earl L. Mason                         Senior Vice President and
  Earl L. Mason                       Chief Financial Officer
                                      (Principal Financial Officer)

James M. Hemphill                     Controller (Principal Accounting
  James M. Hemphill                   Officer)


A. Robert Abboud                      Director

James W. Cozad                        Director

James A Henderson                     Director

Robert B. McKersie                    Director

Maurice S. Nelson, Jr.                Director   By:  George A. Ranney, Jr.
                                                        George A. Ranney, Jr.
Donald S. Perkins                     Director          Attorney-in-Fact

Joshua I. Smith                       Director

Nancy H. Teeters                      Director

Arnold R. Weber                       Director


                                   EXHIBIT INDEX


Exhibit
Sequential
Number                        Description                       Page Number


4.1 Copy of Certificate of Incorporation, as amended, of the Company. (Filed as Exhibit 3.(i) to the Company's
     Quarterly Report on Form 10-Q for the quarter ended
     September 30, 1994, and incorporated by reference herein.)

4.2 Copy of By-laws, as amended, of the Company. (Filed as Exhibit 3.(ii) to the Company's Annual Report on Form
     10-K for the year ended December 31, 1994, and incorporated by reference herein.)

4.3  Copy of Certificate of Designations, Preferences and
     Rights of Series A $2.40 Cumulative Convertible
     Preferred Stock of the Company. (Filed as part of Exhibit B to the definitive Proxy Statement of Inland
     Steel Company dated March 21, 1986 that was furnished to stockholders in connection with the annual meeting held April 23, 1986, and incorporated by reference herein.)

4.4  Copy of Certificate of Designation, Preferences and
     Rights of Series D Junior Participating Preferred
     Stock of the Company. (Filed as Exhibit 4-D to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987, and incorporated by reference herein.)

4.5  Copy of Rights Agreements, dated as of November 25,
     1987, as amended and restated as of May 24, 1989, between the Company and The First National Bank of
     Chicago, as Rights Agent (Harris Trust and Savings
     Bank, as successor Rights Agent).  (Filed as Exhibit
     1 to the Company's Current Report of Form 8-K filed on May 24, 1989, and incorporated by reference herein.)

4.6  Copy of Certificate of Designations, Preferences and
     Rights of Series E ESOP Convertible Preferred Stock of the Company. (Filed as Exhibit 4-F to the Company's
     Quarterly Report on Form 10-Q for the quarter ended
     June 30, 1989, and incorporated by reference herein.)

4.7 Copy of Indenture dated as of December 15, 1992, between the Company and Harris Trust and Savings Bank, as Trustee, respecting the Company's $150,000,000
     12-3/4% Notes due December 15, 2002. (Filed as
     Exhibit 4-G to the Company's Annual Report on Form
     10-K for the fiscal year ended December 31, 1992, and incorporated by reference herein.)

4.8  Copy of Subordinated Voting Note Due 1999 in the
     amount of  $185,000,000 from the Company to NS
     Finance III, Inc................................

4.9  Copy of First Mortgage Indenture, dated April 1, 1928,
     between Inland  Steel Company (the "Steel Company")
     and First Trust and Savings Bank  and Melvin A.
     Traylor, as Trustees, and of supplemental indentures
     thereto, to and including the Thirty-Third
     Supplemental Indenture,   incorporated by reference
     from the following Exhibits: (i) Exhibits   B-1(a),
     B-1(b), B-1(c), B-1(d) and B-1(e), filed with Steel
     Company's  Registration Statement on Form A-2 (No.
     2-1855); (ii) Exhibits D-1(f)  and D-1(g), filed with
     Steel Company's Registration Statement on Form E-1
     (No.2-2182); (iii) Exhibit B-1(h), filed with Steel
     Company's  Current Report on Form 8-K dated January
     18, 1937; (iv) Exhibit B-1(i), filed with Steel
     Company's Current Report on Form 8-K, dated February
     8, 1937; (v) Exhibits B-1(j) and B-1(k), filed with
     Steel Company's Current Report on Form 8-K for the
     month of April, 1940;  (vi) Exhibit B-2, filed with
     Steel Company's Registration Statement on  Form A-2
     (No. 2-4357); (vii) Exhibit B-1(l), filed with Steel
     Company's Current Report on Form 8-K for the month of
     January, 1945;  (viii) Exhibit 1, filed with Steel
     Company's Current Report on Form  8-K for the month of
     November, 1946; (ix) Exhibit 1, filed with Steel
     Company's Current Report on Form 8-K for the months of
     July and  August, 1948; (x) Exhibits B and C, filed
     with Steel Company's Current Report on Form 8-K for
     the month of March, 1952; (xi) Exhibit A, filed with
     Steel Company's Current Report on Form 8-K for the
     month of July, 1956; (xii) Exhibit A, filed with Steel
     Company's Current Report on Form 8-K for the month of
     July, 1957; (xiii) Exhibit B, filed with Steel
     Company's Current Report on Form 8-K for the month of
     January, 1959; (xiv)  the Exhibit filed with Steel
     Company's Current Report on Form 8-K for the month of
     December, 1967; (xv) the Exhibit filed with  Steel
     Company's Current Report on Form 8-K for the month of
     April, 1969; (xvi) the Exhibit filed with Steel
     Company's Current Report on Form 8-K for the month of
     July, 1970; (xvii) the Exhibit filed with the
     amendment on Form 8 to Steel Company's Current Report
     on Form 8-K  for the month of April, 1974; (xviii)
     Exhibit B, filed with Steel Company's Current Report
     on Form 8-K for the month of September, 1975;   (xix)
     Exhibit B, filed with Steel Company's Current Report
     on Form 8-K  for the month of January, 1977; (xx)
     Exhibit C, filed with Steel Company's Current Report
     on Form 8-K for the month of February, 1977;   (xxi)
     Exhibit B, filed with Steel Company's Quarterly Report
     on Form  10-Q for the quarter ended June 30, 1978;
     (xxii) Exhibit B, filed with  Steel Company's
     Quarterly Report on Form 10-Q for the quarter ended
     June 30, 1980; (xxiii) Exhibit 4-D, filed with Steel
     Company's Annual  Report on Form 10-K for the fiscal
     year ended December 31, 1980;   (xxiv) Exhibit 4-D,
     filed with Steel Company's Annual Report on Form
     10-K for the fiscal year ended December 31, 1982;
     (xxv) Exhibit 4-E, filed with Steel Company's Annual
     Report on Form 10-K for the fiscal year ended
     December 31, 1983; (xxvi) Exhibit 4(i) filed with the
     Steel Company's Registration Statement on Form  S-2
     (No. 33-43393); and   (xxvii) Exhibit 4 filed with
     Steel Company's Current Report on form  8-K dated
     June 23, 1993; and

4.10 Copy of consolidated reprint of First Mortgage
     Indenture, dated April 1, 1928, between Inland Steel
     Company and First Trust and Savings Bank  and Melvin
     A. Traylor, as Trustees, as amended and supplemented by all supplemental indentures thereto, to and including the Thirteenth Supplemental Indenture.
     (Filed as Exhibit 4-E to Form S-1 Registration
     Statement No. 2-9443, and incorporated by reference herein.)

5.1  Opinion of Mayer, Brown & Platt..................

23.1 Consent of Price Waterhouse LLP..................

23.2 The consent of Mayer, Brown & Platt is contained in their opinion filed as Exhibit 5.1 to this Registration Statement.

24.1 Powers of Attorney...............................